10.2

WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT


                          ADDENDUM to AGREEMENT

October 20, 1997

Mr. Howard Rubin
President
Rubin Systems, Inc.
5 Winterbottom Lane
Pound Ridge, NY 10576

Dear Howard,

Confirming our recent discussions regarding *         *                 *,  the
Applications Productivity Strategies Development and Service Agreement ("the Agreement") between META Group, Inc. ("META") and Rubin Systems, Inc. ("RSI"), dated October 11, 1996, is hereby modified and clarified as follows:

1.) META will * * * of all sales of the Software Engineering Productivity Strategies Service ("SEPS").

2.)  The remaining balance due META *         *            * as of September 30,
     1997 *        *      *         *          * per Article 7 of the Agreement.

3.)  *                *            *                   *.  RSI hereby agrees
     that until *           *              *.   The concept of a 24  month
     earn-out of the Old Advance outlined in Article 7, paragraph (b.) of the Agreement, is null and void.

4.)      *               *                 *          the  royalty rate shall
         *       on all SEPS sales.

5.)      *               *                         *.                    *.

If the above meets with your understanding, please sign one copy of this letter below.


Very truly yours,                                       Agreed and Accepted

/s/ Bernard F. Denoyer
                                                        /s/ Howard Rubin
                                                        -----------------------
Bernard F. Denoyer                                      Howard Rubin, President
Chief Financial Officer                                 Rubin Systems, Inc.

                                                        Date: 10/21/97
                                                              --------